Exhibit 99.1

Glori Energy Reports First Quarter 2015 Operating and Financial Results

Published AERO project data shows 256% increase in cumulative oil production over 18 months

Q1 revenues grew $1.6 million from prior-year quarter to $2.6 million, up 156%

Oil & Gas Segment revenues up 170% from prior-year quarter to $2.0 million

HOUSTON, May 8, 2015 /PRNewswire/ -- Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO® System, today reported financial and operating results for the three months ended March 31, 2015. Operating highlights for the quarter include:

  Quadrupling of production rate in the first 18 months of AERO implementation in a client field was published as a case study
  Completed drilling nutrient injector well and now finalizing field preparation to begin AERO System nutrient injections at the Coke Field
  Injection of AERO System nutrients in full-field project in Brazil with Petrobras commenced in March and is progressing as planned
  Filed for patent from the U.S. Patent and Trademark Office for a water conditioning treatment process that expands the application of the AERO technology

Stuart Page, Chief Executive Officer of Glori Energy, said, "The Journal of Petroleum Technology, the member publication of the Society of Petroleum Engineers, published a case study on one of Glori's longer-running AERO projects in its March issue. The technical manuscript positions AERO as a differentiator in microbial enhanced oil recovery (EOR) methods. Over the first 18 months of implementation, our client project showed a 256% increase in cumulative production over the modeled baseline through a combination of reversing the decline and quadrupling the production rate.

"While this project performance is clearly impressive, it is also significant that the response is consistent with our emerging Residual Oil Flow (ROFTM) model. One of our goals has been to develop a model that can predict recovery performance of our AERO technology based on fundamentals of the microbial mechanisms; the ROF model represents great progress with this work, which includes a collaborative effort with the National Energy Technology Labs and will soon expand to include collaboration with a major U.S. research university. Glori scientists continue to work on research initiatives that further advance our understanding of how to radically alter the recoverable oil in conventional oil fields, and we will continue to drive the leading edge of innovation in the EOR space.

"We are also excited at the rapid advancements that our scientists have made with water conditioning technology that approaches water clean-up using a biological process. We filed for patent protection, adding to our growing portfolio of intellectual property. Our water conditioning treatment process will make AERO applicable to more oil fields and will broaden the available market for AERO technology.

"AERO System nutrient injection at the Coke Field will begin soon. We have drilled and are completing our first injection well, and are in final stages of installing necessary infrastructure. Like other producers in the region, we experienced a substantial amount of wet weather in East Texas during the quarter, which interrupted this preparatory work, including delays to rig mobilization/demobilization and other field work. While our timeline was temporarily disrupted, we have since resumed installation of AERO-related equipment and surface facilities.

"We will be phasing in the deployment of AERO across the Coke Field as we drill and complete future injector wells, and we expect to see initial increases in the oil production rate within 60 to 90 days. We expect this impact to grow as we add additional nutrient injection points. Once fully implemented, we believe AERO will ultimately add 7 million barrels of oil over the life of the field through a combination of decreasing the existing decline curve and increasing production. In addition to the increase in production volumes, we are looking forward to receiving valuable AERO performance data that will support our marketing efforts for the AERO Services segment to other oil producers.

"Our full-field AERO application at the Baixo do Algodão Field in Brazil, which we commenced in March for Petrobras, is progressing as planned. We expect to see measurable production response in the second half of the year. We believe this demonstration of the AERO technology in Latin America will position us to broaden our base of business in the region.

"Our acquisitions team has been very active during the quarter analyzing potential opportunities. Although there was reduced oilfield M&A activity in the first quarter, we have started to see assets come to the market and believe that this will accelerate through the rest of the year as operators seek to improve their balance sheets," Page said.

Financial Results

Glori generates revenues through the production and sale of oil and natural gas (the "Oil and Gas Segment") and through services provided to third-party oil companies (the "Services Segment").

Total revenues for the first quarter of 2015 increased by $1.6 million, or 156%, from a year ago to $2.6 million. Oil and Gas Segment revenues increased by $1.3 million compared to the first quarter of 2014 to $2.0 million, reflecting the acquisition of the Coke Field in East Texas in March 2014. AERO Services Segment revenues increased from $260,000 in the first quarter of 2014 to $567,000 in the latest quarter.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the first quarter of 2015 was a negative $975,000, compared to a negative $2.3 million for the first quarter of 2014 (see the accompanying reconciliation of net loss to adjusted EBITDA), and compared to a negative $2.0 million in the fourth quarter of 2014.

Reported net loss for the first quarter of 2015 was $3.0 million, or a net loss of $0.09 per common share, which included a gain on commodity derivatives of approximately $1.4 million, of which $1.1 million was received as a cash settlement. Excluding the impact of the unrealized gain on commodity derivatives, adjusted net loss for the first quarter of 2015 was $3.2 million or an adjusted net loss of $0.10 per common share. This compares to a reported first quarter 2014 net loss of $684,000, or a loss of $0.60 per share, which included a $2.5 million gain on the change in the fair value of warrants. Excluding the change in fair value of warrants, adjusted net loss for the first quarter of 2014 was $3.1 million or $2.76 per share. (See the accompanying reconciliation of net loss to adjusted net loss excluding special items.)

Oil and Gas Segment

Revenues from oil, condensate and natural gas increased to $2.0 million in the first quarter of 2015, from $742,000 for the same period of 2014. Average daily production was 481 net barrels of oil equivalent per day ("BOE/D") with an average realized oil price of $49.43 per barrel. Average realized oil price including the benefit oil swap settlements was $78.22 per barrel. Production from oil and condensate represented approximately 92% of total production for the first quarter of 2015. In the fourth quarter of 2014, we reported production of 525 net BOE/D with an average realized oil price of $67.04. Including oil swap settlements, average realized price was $80.10 in the fourth quarter of 2014. The sequential 10% decrease in production was the result of shutting in certain lower performing wells to reduce costs in the lower oil price environment and due to equipment failures on two wells, one of which has now been repaired.

Oil and gas operating expenses in the first quarter of 2015 were $2.4 million, compared with $1.2 million in the first quarter of 2014, due to the Coke Field acquisition, the addition of professional and technical staff associated with the growth of Glori's Oil and Gas Segment, consulting fees and costs associated with evaluating potential oil property acquisitions. Total operating expenses for the Oil and Gas Segment also include expenses for Glori's Etzold greenfield lab in Kansas.

Included in oil and gas operating expenses for the first quarter of 2015 were direct lease operating expenses of approximately $1.4 million, ad valorem taxes of $138,000, production taxes of $92,000, third-party professional fees of $151,000 and compensation and other administrative expenses associated with acquisitions and production professional personnel of $589,000.

Oil and gas operating expenses in the first quarter of 2015 of $2.4 million decreased from $3.5 million in the fourth quarter of 2014, due primarily to a 25% reduction in lease operating expenses from $1.9 million to $1.4 million and a 43% reduction in the first quarter of 2015 in third-party professional fees, compensation and other administrative expenses from $1.3 million to $740,000 when compared to the fourth quarter of 2014.

AERO Services Segment

Revenues from the AERO Services Segment in the first quarter of 2015 increased to $567,000 from $260,000 in last year's first quarter. The increase was primarily due to an increase in field deployment revenues resulting from the commencement of a large project in Brazil during the third quarter of 2014, which was ongoing throughout the first quarter of 2015.

As of March 31, 2015, Glori had $345,000 in AERO Services Segment deferred revenues on the balance sheet. The deferred revenues will be recognized over the next 12 months as Glori commences the field deployment phase of service contracts and begins to earn additional monthly fees related to these projects. AERO Services operating expenses decreased to $521,000 in the first quarter of 2015 compared to $541,000 a year ago due to decreased purchases of new materials and nutrients for on-going projects in Canada and Brazil. AERO Services operating expenses of $521,000 also decreased in the first quarter of 2015 when compared to $813,000 the fourth quarter of 2014 due to lower expenses for compensation and for project-related materials, labor and travel.

Other Expenses

Science and technology expenses increased to $474,000 in the first quarter of 2015 compared to $320,000 in the first quarter of 2014 due to additional personnel and increased third-party research fees. When compared to the fourth quarter of 2014, science and technology expenses decreased from $702,000 to $474,000 due to decreased costs for compensation, intellectual property legal expenses and laboratory supplies and materials.

Selling, general and administrative expense was $1.7 million in the first quarter of 2015, compared to $1.3 million in the prior-year period. The increase is primarily due to increased compensation expense for additional staff and board members as a result of becoming a public company. Glori also incurred expenses during the period for general shareholder matters that were not incurred in the first quarter of 2014 as Glori was not yet a public company.

Depreciation, depletion and amortization was $1.1 million in the first quarter of 2015, up from $448,000 a year earlier. The increase was due to higher overall production and higher capitalized costs as a result of the Coke Field acquisition.

Interest expense totaled $715,000 in the latest quarter, compared with $347,000 in the first quarter of 2014. The increase was the result of borrowings in connection with the Coke Field acquisition in March 2014 and the write-off of deferred loan costs related to debt that Glori prepaid in March 2015. Interest expense in the first quarter of 2015 included $139,000 in amortization of deferred loan costs compared to $38,000 in the first quarter of 2014.

Glori had oil swaps in place covering approximately 63% of oil and condensate production for the first quarter of 2015 and continues to maintain swaps covering a portion of estimated future production. The company recognized a $1.4 million gain on commodity derivatives in the latest quarter, which included $1.1 million in cash settlements received on derivatives. Glori has oil derivative contracts for 7,300 barrels per month at $86.50 through March 2016, followed by contracts covering 6,550 barrels per month at $82.46 through March 2017 and contracts covering 5,800 barrels per month at $80.53 through March 2018.

Liquidity

At March 31, 2015, Glori had working capital of $24.1 million, down from $26.2 million at December 31, 2014. Cash and cash equivalents were $23.5 million, down from $29.8 million at the end of the fourth quarter of 2014. Our primary use of capital historically has been to fund the purchase of oil and gas properties, fund the Company's operations and for repayment of debt.

Glori is pursuing the acquisition of oil properties that are appropriate for the implementation of its AERO System, which it expects to fund from existing cash balances, borrowings under reserve-based credit facilities to be established, and depending on future capital market conditions, the possible issuance of equity securities.

Conference Call

Glori has scheduled a conference call for 11:00 a.m. ET (10:00 a.m. CT) today to discuss first quarter 2015 financial and operating results. To participate, dial 1-877-407-0672 (toll free) or 1-412-902-0003 and ask for the Glori Energy call or access the audio webcast via the Investor Relations section of Glori's website at www.GloriEnergy.com. Please dial in at least 10 minutes prior to the scheduled start time.

A telephonic replay will be available approximately three hours after the call through May 15. Participants may access the replay by dialing 1-877-660-6853 (toll free) or 1-201-612-7415 (international) and using the conference ID 13608333#.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S.A. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes," "expects," "anticipates," "intends," "estimates," "projects," "predicts," "potential," "target," "goal," "plans," "objective," "should," "will," or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; oil prices; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori's AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world's reservoirs that are suitable for the AERO System; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; and Glori's ability to develop and maintain positive relationships with its customers and prospective customers. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori's filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Lisa Elliott/ Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

Consolidated Statements of Operations (in thousands, except per share data)

	Three Months Ended March 31,
	2014	2015
	(Unaudited)
Revenues:
Oil and gas revenues	$742	$2,000
Service revenues	260	567
Total revenues	1,002	2,567

Operating expenses:
Oil and gas operations	1,227	2,392
Service operations	541	521
Science and technology	320	474
Selling, general and administrative	1,262	1,718
Depreciation, depletion and amortization	448	1,068
Total operating expenses	3,798	6,173

Loss from operations	(2,796)	(3,606)

Other (expense) income:
Interest expense	(347)	(715)
Gain on change in fair value of warrants	2,454	-
Gain on commodity derivatives	-	1,369
Other income (expense)	5	(15)
Total other (expense) income, net	2,112	639

Net loss before taxes on income	(684)	(2,967)

Income tax expense	-	17

Net loss	$(684)	$(2,984)

Net loss per common share, basic and diluted	$(0.60)	$(0.09)

Weighted average common shares outstanding, basic and diluted	1,137	31,563

Consolidated Balance Sheets (in thousands, except share and per share data)

	December 31, 2014	March 31, 2015
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$29,751	$23,475
Accounts receivable	1,371	1,243
Prepaid expenses and other current assets	244	377
Commodity derivatives	2,905	2,886
Total current assets	34,271	27,981

Property and equipment:
Proved oil and gas properties - successful efforts	45,694	45,920
Other property and equipment	5,941	6,240
	51,635	52,160

Less: accumulated depreciation, depletion and amortization	(22,822)	(23,855)
Total property and equipment, net	28,813	28,305

Commodity derivatives	2,891	3,133
Deferred loan costs	490	351
Deferred tax asset	970	970
Total assets	$67,435	$60,740

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,251	$694
Deferred revenues	653	345
Accrued expenses	1,792	1,375
Current portion of long-term debt	2,380	473
Current deferred tax liability, net	970	970
Total current liabilities	8,046	3,857

Long-term liabilities:
Long-term debt, less current portion	16,845	16,726
Asset retirement obligation	1,329	1,364
Total long-term liabilities	18,174	18,090
Total liabilities	26,220	21,947

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2014 and March 31, 2015	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 31,499,303 and 31,702,818 shares issued and outstanding as of December 31, 2014 and March 31, 2015, respectively	3	3
Additional paid-in capital	105,383	105,945
Accumulated deficit	(64,171)	(67,155)
Total stockholders' equity	41,215	38,793
Total liabilities and stockholders' equity	$67,435	$60,740

Consolidated Statements of Cash Flows (in thousands)

	Three Months Ended March 31,
	2014	2015
	(Unaudited)
Cash flows from operating activities:
Net loss	$(684)	$(2,984)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	448	1,068
Stock-based compensation	77	432
Bad debt expense	-	36
Amortization of deferred loan costs	38	139
Accretion of end-of-term charge	24	40
Unrealized gain on change in fair value of commodity derivatives	-	(223)
Gain on change in fair value of warrant liabilities	(2,454)	-
Accretion of discount on long-term debt	17	28
Changes in operating assets and liabilities:
Accounts receivable	(1,019)	92
Prepaid expenses and other current assets	(624)	(133)
Accounts payable	203	(1,658)
Deferred revenues	692	(308)
Accrued expenses	502	(457)
Net cash used in operating activities	(2,780)	(3,928)

Cash flows from investing activities:
Purchase of proved oil and gas property	(38,988)	(204)
Purchase of other property and equipment	(82)	(220)
Net cash used in investing activities	(39,070)	(424)

Cash flows from financing activities:
Proceeds from issuance of common stock, preferred stock and preferred warrants	5,019	-
Proceeds from issuance of long-term debt	24,035	-
Proceeds from the exercise of stock options	-	130
Payments for deferred offering costs	(157)	-
Payments for deferred loan costs	(767)	-
Payments on long-term debt	(893)	(2,054)
Net cash provided by (used in) financing activities	27,237	(1,924)

Net decrease in cash and cash equivalents	(14,613)	(6,276)

Cash and cash equivalents, beginning of period	20,867	29,751

Cash and cash equivalents, end of period	$6,254	$23,475

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended March 31,
(in thousands)	2014	2015

Net loss	$(684)	$(2,984)
Gain on commodity derivatives	-	(1,369)
Gain on swap settlements realized	-	1,146
Gain on change in fair value of warrants	(2,454)	-
Adjusted net loss	$(3,138)	$(3,207)

Adjusted net loss per share	$(2.76)	$(0.10)

Weighted average common shares outstanding	1,137	31,563

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended March 31,
(in thousands)	2014	2015

Net loss	$(684)	$(2,984)
Taxes on income	-	17
Interest expense	347	715
Depreciation, depletion and amortization	448	1,068
EBITDA	$111	$(1,184)

Gain on change in fair value of warrants	(2,454)	-
Gain on commodity derivatives	-	(1,369)
Gain on swap settlements realized	-	1,146
Stock-based compensation	77	432
Adjusted EBITDA	$(2,266)	$(975)